Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-278344, 333-270520, 333-265243, 333-260021, and 333-249799 on Form S-8 of our reports dated March 5, 2026, relating to the financial statements of Hippo Holdings Inc. and the effectiveness of Hippo Holdings Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Hippo Holdings Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 5, 2026